                                                                     EXHIBIT 3.1


                         [FORM OF AMENDED AND RESTATED]

                          CERTIFICATE OF INCORPORATION
                                       OF
                 ORIX CREDIT ALLIANCE RECEIVABLES CORPORATION III


                                    ARTICLE I

         The name of the Corporation is ORIX Credit Alliance Receivables Corporation III (herein sometimes referred to as the "Corporation").

                                   ARTICLE II

         The address of its registered office in the state of Delaware is 15 East North Street, City of Dover, Delaware, County of Kent. The name and address of its registered agent at such address is United Corporate Services, Inc.

                                   ARTICLE III

         (a) The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in the following activities:

                  (i) to acquire, own, hold, service, sell, assign, pledge, finance, refinance and otherwise deal with from time to time installment sale contracts, loan contracts, equipment finance leases and title retention and other security instruments (the "Contracts") secured by capital equipment used in such industries as construction, trucking and transportation, wood and pulp, machine tools and printing and publishing, among others (the "Financed Equipment"), monies due thereunder, security interests in the Financed Equipment, proceeds from claims on insurance policies related thereto and related agreements, instruments, documents and rights;

                  (ii) to acquire, own, hold, service, sell, assign, pledge, finance, refinance and otherwise deal with the Financed Equipment and other collateral securing the Contracts, related insurance policies, agreements with equipment dealers or lessors or other originators or servicers of Contracts and any proceeds or further rights associated with any of the foregoing;

                  (iii) to sell, assign, pledge or otherwise transfer Contracts, Certificates or Notes to trusts originated by the Corporation or one of its affiliates (the "Trusts");

                  (iv) to authorize, sell and deliver one or more series or classes or participation certificates or other evidence of interests ("Certificates") or one or more series or classes of bonds, notes or other evidences or indebtedness ("Notes"), in either case issued by Trusts;

                  (v) to acquire Certificates or Notes;

                  (vi) to issue, authorize, sell and deliver Notes secured or collateralized by Contracts, Certificates or Notes;

                  (vii) to hold and enjoy all of the rights and privileges of any Certificate or Notes;

                  (viii) to negotiate, authorize, execute, deliver, assume the obligations under, and perform, any agreement or instrument or document relating to the activities set forth in clauses (i) through (vii) above, including but not limited to any trust agreement, transfer and servicing agreement, pooling and servicing agreement, indenture, reimbursement agreement, credit support agreement, receivables purchase agreement, indemnification agreement or underwriting agreement entered into by and among, among others, the Corporation as well as certain other financing entities (collectively hereinafter referred to as the "Entities"); and

                  (ix) to engage in any activity and to exercise any powers permitted to corporations under the laws of the State of Delaware that are related or incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

         (b) Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without the written consent of each nationally recognized rating agency which has been requested by the Corporation to rate any issue of Certificates or Notes and which is then rating such Certificates or Notes, incur any indebtedness, or assume or guaranty any indebtedness of any other entity, other than (A) any indebtedness incurred in connection with any Certificates or Notes, provided that such indebtedness incurred in connection with any Certificates or Notes must be rated at least in the same ratings category given any outstanding Certificates or Notes by each nationally recognized rating agency that has rated the outstanding Certificates or Notes or, prior to the issuance of such indebtedness, the Corporation shall have received confirmation from each nationally recognized rating agency that has rated the outstanding Certificates or Notes that the ratings of the outstanding Certificates or Notes will not be adversely affected by the issuance of such future indebtedness, (B) indebtedness not exceeding 1% of the Corporation's total assets at such time on account of incidentals or services supplied or furnished to the Corporation in the ordinary course of its business and (C) any indebtedness to any affiliate of the Corporation incurred in connection with the acquisition of Contracts, which indebtedness shall be subordinated to any other obligations of the Corporation and shall be nonrecourse debt of the Corporation.

                                   ARTICLE IV

         The total number of shares of stock which the Corporation shall have authority to issue is two hundred (200) and the par value of each of such shares is Five Dollars ($5.00) amounting in the aggregate to One Thousand Dollars ($1,000).

                                    ARTICLE V

         (a) All corporate powers shall be exercised by the Board of Directors, except as provided by statute or by this Amended and Restated Certificate of Incorporation. Notwithstanding any other provision of these Articles, when acting on matters subject to the vote of the members of the Board of Directors of the Corporation, notwithstanding that the Corporation is not then insolvent, all of the members shall take into account the interest of the Corporation's creditors, as well as those of the other members.

         (b) At all times that the Corporation has outstanding obligations to the Entities relating to the Contracts, the Board of Directors shall include at least two individuals who are Independent Directors. As used herein, an "Independent Director" shall be an individual who: (i) is not and has not been employed by ORIX Credit Alliance, Inc. ("OCAI") or any of its subsidiaries or affiliates, as a director, officer, employee, partner, attorney or counsel within the five years immediately prior to such individual's appointment as an Independent Director, other than as an independent director of special purpose subsidiaries engaged in financial transactions substantially similar to the transactions relating to the Certificates or Notes; (ii) is not (and is not affiliated with a company or a firm that is) a significant advisor or consultant to OCAI or any of its subsidiaries and affiliates; (iii) is not affiliated with a significant customer or supplier of OCAI or any of its subsidiaries or affiliates; (iv) is not affiliated with a company of which OCAI or any of its subsidiaries and affiliates is a significant customer or supplier, (v) does not have significant personal services contract(s) with OCAI or any of its subsidiaries or affiliates; (vi) is not affiliated with a tax-exempt entity that receives significant contributions from OCAI or any of its subsidiaries or affiliates; (vii) is not the beneficial owner at the time of such individual's appointment as an Independent Director, or at any time thereafter while serving as an Independent Director, of such number of shares of any classes of common stock of OCAI the value of which constitutes more than 5% of the outstanding common stock of OCAI; (viii) does not at any time hold any beneficial or economic interest in the Corporation; and
(ix) is not a spouse, parent, sibling or child of any person described in clauses (i) through (viii).

         (c) As used in paragraph (b) of this Article V, the following terms shall have the following meanings:

                  (i) an "affiliate" of a person, or a person "affiliated with," a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person.

                  (ii) The term "control" (including the terms "controlling," "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that a person shall not be deemed to control another person solely because he or she is a director of such other person.

                  (iii) The term "person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, as in effect on the date of incorporation of the Corporation.

                  (iv) A "subsidiary" of OCAI shall mean any corporation a majority of the voting stock of which is owned, directly or indirectly through one or more other subsidiaries by OCAI.

                  (v) A person shall be deemed to be, or to be affiliated with, a company or firm that is a "significant advisor or consultant to OCAI or any of its subsidiaries or affiliates" if he, she, or it, as the case may be, received or would receive fees or similar compensation from OCAI or any of its subsidiaries or affiliates in excess of the lesser of (A) 3% of the consolidated gross revenues which OCAI and its subsidiaries received for the sale of their products and services during the last fiscal year of OCAI; (B) 5% of the gross revenues of the person during the last calendar year if such person is a self-employed individual; and (C) 5% of the consolidated gross revenues received by such company or firm for the sale of its products and services during its last fiscal year, if the person is a company or firm; provided, however, that director's fees and expense reimbursements shall not be included in the gross revenues of an individual for purposes of this determination.

                  (vi) A "significant customer of OCAI or any of its subsidiaries or affiliates" shall mean a customer from which OCAI and any of its subsidiaries or affiliates collectively in the last fiscal year of OCAI received payments in consideration for the products and services of OCAI and its subsidiaries or affiliates which are in excess of 3% of the consolidated gross revenues of OCAI and its subsidiaries during such fiscal year.

                  (vii) A "significant supplier of OCAI or any of its subsidiaries or affiliates" shall mean a supplier to which OCAI and any of its subsidiaries or affiliates collectively in the last fiscal year of OCAI made payments in consideration for the supplier's products and services in excess of 3% of the consolidated gross revenues of OCAI and its subsidiaries during such fiscal year.

                  (viii) OCAI or any of its subsidiaries and affiliated shall be deemed a "significant customer" of a company if OCAI and any of its subsidiaries and affiliates collectively were the direct source during such company's last fiscal year of in excess of 5% of the gross revenues which such company received for the sale of its products and services during such fiscal year.

                   (ix) OCAI or any of its subsidiaries and affiliates shall be deemed a "significant supplier" of a company if OCAI and any of its subsidiaries and affiliates collectively received in such company's last fiscal year payments from such company in excess of 5% of the gross revenues which such company received during such fiscal year for the sale of its products and services.

                  (x) A person shall be deemed to have "significant personal services contract(s) which OCAI or any of its subsidiaries or affiliates" if the fees and other compensation received by the person pursuant to personal services contract(s) with OCAI and any of its subsidiaries or affiliates exceed or would exceed 5% of his or her gross revenues during the last calendar year.

                  (xi) A tax-exempt entity shall be deemed to receive significant contributions from OCAI or any of its subsidiaries or affiliates if such tax-exempt entity received during its last fiscal year contributions from OCAI or its subsidiaries or affiliates in excess of the lesser of (A) 3% of the consolidated gross revenues of OCAI and its subsidiaries during such fiscal year and (B) 5% of the contributions received by the tax-exempt entity during such fiscal year.

                                   ARTICLE VI

                Limitations on Certain Actions by the Corporation

         Notwithstanding any other provision of these Articles and any provision of law, the Corporation shall not do any of the following:

         (a) engage in any business or activity other than as set forth in
Article III hereof;

         (b) without the unanimous affirmative vote of the members of the Board of Directors of the Corporation,(i) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) consent to the institution of a bankruptcy or insolvency proceeding against it, (iii) file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy, (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability to pay its debts generally as they become due, or (vii) take any corporate action in furtherance of the actions set forth in clauses (i) through
(vi) of this paragraph, provided, however, that no director may be required by any stockholder of the Corporation to consent to the institution of bankruptcy or insolvency proceedings against the Corporation so long as it is solvent; or

         (c) without the unanimous affirmative vote of the members of the Board of Directors of the Corporation, merge or consolidate with any other corporation, company or entity or sell, lease or otherwise transfer (except as contemplated by Article III hereof) all or substantially all of its assets to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, any other corporation, company or entity.

                                   ARTICLE VII

                                Internal Affairs

         (a) The Corporation's assets will not be commingled with those of any direct or ultimate parent of the Corporation or any other person or entity and will hold all of its assets in its own name;

         (b) The Corporation will maintain separate corporate records and books of account from those of any subsidiaries, affiliates, or the direct or ultimate parent of the Corporation or any other person or entity;

         (c) The Corporation will not transfer any direct or indirect ownership interest of more than a 49% interest therein, unless such transfer is conditioned upon the delivery of a non-consolidation opinion acceptable to the Entities;

                  (d) The Corporation will maintain bank accounts separate from any other person or entity;

                  (e) The Corporation will maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other person or entity and not to have its assets listed on the financial statement of any other entity;

                  (f) The Corporation will pay its own liabilities and expenses solely out of its own funds;

                  (g) The Corporation will observe all corporate and other organizational formalities;

                  (h) The Corporation will maintain an arm's length relationship with its affiliates and enter into transactions with affiliates only on a commercially reasonable basis;

                  (i) The Corporation will pay the salaries of its own employees from its own funds;

                  (j) The Corporation will maintain a sufficient number of employees in light of its contemplated business operations;

                  (k) The Corporation will not guarantee or become obligated for the debts of any other entity or person;

                  (l) The Corporation will not hold out its credit as being available to satisfy the obligations of any other person or entity;

                  (m) The Corporation will not acquire the obligations or securities of its affiliates or owners, including partners, members or shareholders, as appropriate;

                  (n) The Corporation will not make loans to any other person or entity or to buy or hold evidence of indebtedness issued by any other person or entity (other than cash, investment grade securities or from the Entities);

                  (o) The Corporation will allocate fairly and reasonably any overhead expenses that are shared with an affiliate, including paying for office space and services performed by any employee of an affiliate;

                  (p) The Corporation will hold itself out as a separate entity;

                  (q) The Corporation will correct any known misunderstanding regarding its separate identity;

                  (r) The Corporation will not identify itself as a division of any other person or entity; and

                  (s) The Corporation will maintain adequate capital in light of its contemplated business purposes.

                                  ARTICLE VIII

                                   Amendments

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles in any manner now or hereafter provided herein or by statue; and, except as provided with respect to the indemnification of directors, all rights, preferences and privileges conferred by these Articles upon stockholders, directors or any other person are granted subject to such right; provided, however, that the Corporation shall not amend, alter, change or repeal any provision of Articles III, V, VI, VII or VIII (the "Restricted Articles") without the unanimous affirmative vote of the members of the Board of Directors and provided, further, that the Corporation shall not amend or change any Article so as to be inconsistent with the Restricted Articles.

                                   ARTICLE IX

         The Corporation is to have perpetual existence.

                                    ARTICLE X

         Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

                                   ARTICLE XI

         (a) A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) of any transaction from which the director derived an improper personal benefit.

         (b) Any repeal or modification or paragraph (a) of this Article XI by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE XII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation. Election of Directors need not be by written ballot unless the by-laws of the Corporation so provide.

                                  ARTICLE XIII

         The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.